Exhibit 99(c)


                           PRESS RELEASE



FOR IMMEDIATE RELEASE
MONDAY
DECEMBER 15, 1997

CONTACT PERSON:          STACY DUCKETT, VICE PRESIDENT
                         CORPORATE COMMUNICATIONS
                         (501) 688-8229


       TCBY  DECLARES  CASH  DIVIDEND  AND  ANNOUNCES  STOCK
REPURCHASE


LITTLE ROCK, AR - December 15, 1997 - TCBY ENTERPRISES, INC. (NYSE:TBY) today announced the Board of Directors of the Company declared a $.05 per share cash dividend. This dividend is payable on January 15, 1998 to shareholders of record as of December 30, 1997.

The Board also authorized the repurchase from time-to-time of up to an additional two million shares of the Company's outstanding common stock. Under prior authorization to repurchase up to three million shares of the Company's common stock, announced December 1, 1995, the Company has repurchased approximately 2.2 million shares. Accordingly, the Company now has authority to repurchase approximately
2.8 million shares of its common stock in open market and privately negotiated transactions.

TCBY  Enterprises,  Inc.,   through  subsidiary   companies,
manufactures and distributes frozen yogurt and ice cream products.

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